GreenSky, Inc. Reports Third Quarter 2020 Financial Results
Transaction Volume of $1.5 billion,
$3 million of Net Income and
Adjusted EBITDA of $39 million

ATLANTA–(BUSINESS WIRE) – November 9, 2020 -- GreenSky, Inc. (NASDAQ: GSKY), a leading financial technology company Powering Commerce at the Point of Sale®, reported financial results today for the third quarter ended September 30, 2020.

"I am pleased to share that GreenSky enjoyed a very productive quarter on multiple fronts. Our solid third quarter operating results reflect the continuing durability of our home improvement business, despite the ongoing challenges related to COVID-19. Moreover, we are beginning to regain momentum in our elective healthcare business as the industry continues to emerge from the impact of the shutdowns earlier this year,” said David Zalik, GreenSky Chairman and CEO. “Despite a modest decline in third quarter revenue, our overall servicing portfolio continued to grow and our average transaction fee rate also grew by 40 basis points over the prior year. As we have previously highlighted, GreenSky’s ongoing progress can be best measured through growth in Adjusted EBITDA, which increased by 17% compared to the third quarter of 2019. The Company’s ongoing focus on product innovation, merchant productivity, and credit quality, in concert with our recently expanded and diversified sources of funding, positions us well for the future.”

“The successful completion of our previously announced institutional asset sales reflects a pivotal point in the transformation and diversification of GreenSky’s funding and liquidity,” said Andrew Kang, Chief Financial Officer. “With over $775 million in portfolio sales, and the renewal of approximately $3.8 billion in commitments by three existing bank partners since the end of second quarter, we have robust funding capacity to continue to grow future transaction volume. Importantly, the increase in funding includes an additional $600 million per year commitment from a new bank partner for Patient Solutions, which will allow us to focus on the growth of our elective healthcare business and help support the recovery of those providers and their patients following the shutdowns earlier in the year. These are but the first of many ongoing initiatives to transform our liquidity profile and further strengthen our funding for 2021.”

Third Quarter Financial Highlights:

•Transaction Volume: Third quarter transaction volume of $1.5 billion declined 10% from $1.6 billion in the third quarter of 2019, but continues to show momentum in 2020, up 9% over the second quarter of this year. The decline in year-over-year volume was largely driven by the COVID-19 impact on our elective healthcare business, which declined significantly when compared to the third quarter of 2019.

•Transaction Fee Rate: The average transaction fee rate was 7.3% in the third quarter, an increase of 40 basis points from a transaction fee rate of 6.9% in the same quarter of prior year, reflecting continued demand for certain products offered by our merchants and consumer preferences for promotional financing in the current environment.

•Revenue: Third quarter total revenue declined 7%, year-over-year, from $153.5 million to $142.0 million. However, when adjusting for the $16.4 million of servicing asset recognized in 2019, the comparable third quarter revenue was up 4% over the prior year.
▪Transaction fee revenue was down 5% to $107.5 million, due to the decrease in transaction volumes, which was partially offset by the increase in the transaction fee rate during the quarter.
▪Total servicing revenue decreased 32% to $27.4 million. However, servicing fees earned during the quarter increased 16%, reflecting growth of the servicing portfolio to $9.5 billion in the third quarter of

2020 compared to $8.8 billion in the third quarter of 2019. Total servicing revenue was offset by the $0.8 million decrease in the fair value of our servicing assets in 2020, compared to an increase of $16.4 million in servicing assets in the same quarter of 2019.
▪Interest and other revenue increased to $7.0 million related to interest income earned on loans receivable held for sale.

•Cost of Revenue: Total cost of revenue increased $27.1 million primarily due to the $18.3 million non-cash mark-to-market expense related to sales facilitation obligations and $2.7 million of COVID-19 related costs. The remaining $6.1 million increase in cost of revenue, or 9% increase year-over-year, is in line with the 12% increase in the average balance of the third quarter servicing portfolio compared to the prior year.

•Credit Quality and COVID-19 Assistance: The weighted-average FICO score for originations in the third quarter of 2020 increased to 784 compared to 770 in the third quarter of 2019. Credit performance continued to be positive with 30-day plus delinquencies of 1.04%, an improvement of 25 basis points compared to the third quarter of 2019. As of September 30, less than 1% of the Company’s total servicing portfolio remained in payment deferral related to COVID-19 assistance, compared to 4% at the end of the second quarter of 2020.

•Net Income and Diluted Earnings per Share: For the third quarter of 2020, the Company recognized net income of $2.8 million compared to net income of $44.1 million for the same period in 2019, which resulted in a diluted earnings per share of $0.01, compared to diluted earnings per share of $0.23 in the third quarter of 2019.

•Adjusted Pro Forma Net Income and Adjusted Earnings per Share (1): For the third quarter of 2020, the Company recognized adjusted pro forma net income of $6.2 million compared to $35.5 million for the same period in 2019, which resulted in adjusted pro forma diluted earnings per share of $0.03, compared to $0.20 in the third quarter of 2019.

•Adjusted EBITDA(1): Third quarter Adjusted EBITDA was $38.7 million, an increase of 17% from $33.1 million for the same quarter in 2019. Adjusted EBITDA margin improved to 27% in the third quarter of 2020, up from 22% in the third quarter of 2019.

(1) Adjusted Pro Forma Net Income, Adjusted Pro Forma Diluted Earnings per Share and Adjusted EBITDA are non-GAAP measures. Refer to “Non-GAAP Financial Measures” for important additional information.

Business Updates:

•Merchant Network: GreenSky continues to execute its strategic plan related to enhancing merchant productivity and transaction profitability. As a result, the Company has discontinued relationships with underperforming merchants as measured by transaction volume trends, credit metrics, and the ability to delight their customers. At the end of the third quarter, the Company maintained a strong network of approximately 16,000 merchants, while selectively adding new merchants to its network.

•Patient Solutions: As previously announced in October 2020, GreenSky entered into a new, long-term, $600 million per year bank funding partnership, totaling $1.8 billion in the initial three-year term for its elective healthcare business. The new funding commitment will be instrumental in supporting the post-COVID-19 recovery and growth of its elective healthcare business.

•Funding Diversification: In September and October 2020, GreenSky completed a total of $875 million in new funding initiatives, which included the sale of approximately $775 million in loan participations or whole loans to institutional asset managers and bank partners and an increase to an existing bank partner’s funding commitment by $100 million. Notwithstanding the discounts realized on these sales transactions, as the credit markets continue to normalize, we expect that the lifetime cost of funds associated with future sales transactions will more closely approximate GreenSky’s historical bank waterfall cost of funds.

•Investor Day: The Company will be hosting a Virtual Investor Day on January 12, 2021, where the leadership team will be presenting key elements of GreenSky's strategy. Meeting logistics will be announced in early December.

Conference call and webcast:

As previously announced, the Company’s management will host a conference call to discuss third quarter 2020 results at 9:00 a.m. ET on November 10, 2020. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliation of non-GAAP measures to their most directly comparable GAAP measure, can be accessed through the Company's Investor Relations website at http://investors.greensky.com. A replay of the webcast will be available within 2 hours of the completion of the call and will be archived at the same location for one year.

About GreenSky, Inc.

GreenSky, Inc. (NASDAQ: GSKY) is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. Our highly scalable, proprietary and patented technology platform enables merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage GreenSky’s technology to provide loans to super-prime and prime consumers nationwide. Since our inception, over 3.5 million consumers have financed over $26 billion of commerce using our paperless, real time "apply and buy" technology and the Company services a $9.5 billion loan portfolio. GreenSky is headquartered in Atlanta, Georgia. For more information, visit
https://www.greensky.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current views with respect to, among other things, its operations; its financial performance; the impact of COVID-19; post-COVID-19 recovery of the elective healthcare business and the elective healthcare industry; funding capacity and liquidity profile; and lifetime cost of funds associated with future loan sale transactions. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in GreenSky's filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the extent and duration of the COVID-19 pandemic and its impact on the Company, its bank partners and merchants, GreenSky program borrowers, loan demand (including, in particular, for elective healthcare procedures), the capital markets (including the Company's ability to obtain additional funding or close new institutional financings) and the economy in general; the Company's ability to retain existing, and attract new, merchants and bank partners or other funding partners, including the risk that one or more bank partners do not renew their funding commitments or reduce existing commitments; its future financial performance, including trends in revenue, cost of revenue, gross profit or gross margin, operating expenses, and free cash flow; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company's ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, GreenSky disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income, and Adjusted Pro Forma Diluted Earnings Per Share, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe that Adjusted EBITDA and Adjusted EBITDA Margin are key financial indicators of our business performance over the long term and provide useful information regarding whether cash provided by operating activities is sufficient to maintain and grow our business. We believe that this methodology for determining Adjusted EBITDA and Adjusted EBITDA Margin can provide useful supplemental information to help investors better understand the economics of our platform. We believe that Adjusted Pro Forma Net Income is a useful measure because it makes our results more directly comparable to public companies that have the vast majority of their earnings subject to corporate income taxation.

We are presenting these non-GAAP measures to assist investors in evaluating our financial performance and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

These non-GAAP measures are presented for supplemental informational purposes only. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as net income. The non-GAAP measures GreenSky uses may differ from the non-GAAP measures used by other companies. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is provided below for each of the fiscal periods indicated.

Contact:
Tom Morabito
470.284.7013
investors@greensky.com

(tables follow)

GreenSky, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except share data)

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$113,573	$195,760
Restricted cash	324,934	250,081
Loan receivables held for sale, net	543,316	51,926
Accounts receivable, net of allowance of $217 and $238, respectively	20,936	19,493
Property, equipment and software, net	22,638	18,309
Deferred tax assets, net	385,488	364,841
Other assets	51,023	50,638
Total assets	$1,461,908	$951,048

Liabilities and Equity (Deficit)
Liabilities
Accounts payable	$15,096	$11,912
Accrued compensation and benefits	11,420	10,734
Other accrued expenses	4,564	3,244
Finance charge reversal liability	187,512	206,035
Term loan	453,342	384,497
SPV facility	432,840	—
Tax receivable agreement liability	307,294	311,670
Financial guarantee liability	162,999	16,698
Other liabilities	92,719	61,201
Total liabilities	1,667,786	1,005,991

Commitments, Contingencies and Guarantees

Equity (Deficit)
Class A common stock, $0.01 par value and 89,545,442 shares issued and 75,307,501 shares outstanding at September 30, 2020 and 80,089,739 shares issued and 66,424,838 shares outstanding at December 31, 2019	894	800
Class B common stock, $0.001 par value and 107,217,505 shares issued and outstanding at September 30, 2020 and 113,517,198 shares issued and outstanding at December 31, 2019	108	114
Additional paid-in capital	109,781	115,782
Retained earnings	25,496	56,109
Treasury stock	(147,327)	(146,234)
Accumulated other comprehensive income (loss)	(4,705)	(756)
Noncontrolling interests	(190,125)	(80,758)
Total equity (deficit)	(205,878)	(54,943)
Total liabilities and equity (deficit)	$1,461,908	$951,048

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Transaction fees	$107,538	$112,782	$299,199	$305,195
Servicing	27,446	40,626	87,210	90,577
Interest and other	7,039	121	10,433	907
Total revenue	142,023	153,529	396,842	396,679
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	92,346	65,278	229,442	180,099
Compensation and benefits	21,683	21,799	66,158	61,891
Property, office and technology	4,143	3,909	12,242	12,648
Depreciation and amortization	2,973	1,955	8,180	5,117
Sales, general and administrative	11,614	8,657	30,068	22,843
Financial guarantee	(302)	1,117	28,354	4,035
Related party	350	670	1,304	1,795
Total costs and expenses	132,807	103,385	375,748	288,428
Operating profit	9,216	50,144	21,094	108,251
Other income (expense), net
Interest and dividend income	157	780	1,025	2,490
Interest expense	(6,775)	(5,634)	(18,289)	(18,200)
Other gains (losses), net	410	318	2,216	(5,400)
Total other income (expense), net	(6,208)	(4,536)	(15,048)	(21,110)
Income before income tax expense (benefit)	3,008	45,608	6,046	87,141
Income tax expense (benefit)	197	1,533	799	(3,528)
Net income	$2,811	$44,075	$5,247	$90,669
Less: Net income attributable to noncontrolling interests	1,850	29,349	3,487	60,728
Net income attributable to GreenSky, Inc.	$961	$14,726	$1,760	$29,941

Earnings per share of Class A common stock:
Basic	$0.01	$0.24	$0.03	$0.50
Diluted	$0.01	$0.23	$0.02	$0.46

Weighted average shares of Class A common stock outstanding:
Basic	69,960,268	61,855,370	66,267,288	60,309,032
Diluted	178,057,682	177,054,114	177,536,866	180,330,109

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net income	$5,247	$90,669
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,180	5,117
Share-based compensation expense	11,306	9,713
Equity-based payments to non-employees	12	11
Fair value change in servicing assets and liabilities	(1,370)	(24,809)
Operating lease liability payments	(342)	(255)
Financial guarantee losses	26,274	(36)
Amortization of debt related costs	1,748	1,258
Original issuance discount on term loan payment	(18)	(31)
Income tax expense (benefit)	799	(3,528)
Loss on remeasurement of tax receivable agreement liability	—	6,383
Impairment losses	188	—
Mark to market on loan receivables held for sale	17,332	—
Changes in assets and liabilities:
(Increase) decrease in loan receivables held for sale	(508,722)	(27,493)
(Increase) decrease in accounts receivable	(1,442)	(5,690)
(Increase) decrease in other assets	(3,354)	1,919
Increase (decrease) in accounts payable	3,184	8,627
Increase (decrease) in finance charge reversal liability	(18,523)	44,401
Increase (decrease) in guarantee liability	(64)	—
Increase (decrease) in other liabilities	29,073	19,177
Net cash provided by (used in) operating activities	(430,492)	125,433
Cash flows from investing activities
Purchases of property, equipment and software	(12,120)	(10,921)
Net cash used in investing activities	(12,120)	(10,921)
Cash flows from financing activities
Proceeds from term loan	70,494	—
Repayments of term loan	(3,170)	(2,969)
Proceeds from SPV facility	570,000	—
Repayments of SPV facility	(137,160)	—
Class A common stock repurchases	—	(104,272)
Member distributions	(50,965)	(23,181)
Payments under tax receivable agreement	(12,755)	(4,664)
Proceeds from option exercises	—	308
Payment of option exercise taxes	(1,166)	(12,350)
Payment of taxes on Class B common stock exchanges	—	(2,198)
Net cash provided by (used in) financing activities	435,278	(149,326)
Net increase (decrease) in cash and cash equivalents and restricted cash	(7,334)	(34,814)
Cash and cash equivalents and restricted cash at beginning of period	445,841	458,499
Cash and cash equivalents and restricted cash at end of period	$438,507	$423,685

Supplemental non-cash investing and financing activities
Distributions accrued but not paid	3,470	6,351
Capitalized software costs accrued but not paid	435	—
Tax withholding on equity awards accrued but not paid	21	64

Reconciliation of Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$2,811	$44,075	$5,247	$90,669
Interest expense(1)	6,775	5,634	18,289	18,200
Income tax expense (benefit)	197	1,533	799	(3,528)
Depreciation and amortization	2,973	1,955	8,180	5,117
Equity-based compensation expense(2)	4,338	3,781	11,318	9,724
Change in financial guarantee liability(3)	(2,382)	(320)	26,274	(36)
Servicing asset and liability changes(4)	368	(16,174)	(1,370)	(24,809)
MTM on sales facilitation obligations(5)	18,262	—	18,262	—
Discontinued charged-off receivables program(6)	—	(7,921)	—	(22,703)
Transaction and non-recurring expenses(7)	5,367	549	8,625	8,672
Adjusted EBITDA	$38,709	$33,112	$95,624	$81,306
Total revenue	$142,023	$153,529	$396,842	$396,679
Adjusted EBITDA Margin	27.3%	21.6%	24.1%	20.5%

(1)Includes interest expense on our term loan. Interest expense on the SPV Facility and its related loans receivables held for sale are excluded from the adjustment above as such amounts are a component of cost of revenue in our on-going business.
(2)Includes equity-based compensation to employees and directors, as well as equity-based payments to non-employees.
(3)Includes non-cash charges related to our financial guarantee arrangements with our ongoing Bank Partners, which are primarily a function of new loans facilitated on our platform during the period increasing the contractual escrow balance and the associated financial guarantee liability.
(4)Includes the non-cash changes in the fair value of servicing assets and servicing liabilities related to our servicing assets associated with Bank Partner agreements and other contractual arrangements. 2019 amounts have been updated to be consistent with the Company's 2020 presentation in accordance with our Non-GAAP policy.
(5)MTM on sales facilitation obligations reflects changes in the fair value in the embedded derivative for sales facilitation obligations. The changes in fair value are recognized as a mark-to-market expense in cost of revenue for the period.
(6)Includes the amounts related to the now discontinued program of transferring our rights to charged-off receivables to third parties. 2019 amounts have been updated to be consistent with the Company's 2020 presentation in accordance with our Non-GAAP policy.
(7)For the three and nine months ended September 30, 2020, includes professional fees and other costs associated with our strategic alternatives review process and IPO related litigation, as well as increased costs resulting from the COVID-19 pandemic. For the three months ended September 30, 2019, includes legal fees associated with IPO related litigation. For the nine months ended September 30, 2019, includes the following: (i) legal fees associated with IPO related litigation of $959 thousand, (ii) one-time tax compliance fees related to filing the final tax return for the Former Corporate Investors associated with the Reorganization Transactions of $160 thousand, and (iii) lien filing expenses related to certain Bank Partner solar loans of $621 thousand.

Reconciliation of Adjusted Pro Forma Net Income
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$2,811	$44,075	$5,247	$90,669
Discontinued charged-off receivables program(1)	—	(7,921)	—	(22,703)
Transaction and non-recurring expenses(2)	5,367	549	8,625	8,672
Incremental pro forma tax expense(3)	(1,929)	(1,229)	(3,307)	(10,071)
Adjusted Pro Forma Net Income	$6,249	$35,474	$10,565	$66,567

(1)Includes the amounts related to the now discontinued program of transferring our rights to charged-off receivables to third parties. 2019 amounts have been updated to be consistent with the Company's 2020 presentation in accordance with our Non-GAAP policy.
(2)For the three and nine months ended September 30, 2020, includes professional fees and other costs associated with our strategic alternatives review process and IPO related litigation, as well as increased costs resulting from the COVID-19 pandemic. For the three months ended September 30, 2019, includes legal fees associated with IPO related litigation. For the nine months ended September 30, 2019, includes the following: (i) legal fees associated with IPO related litigation of $959 thousand, (ii) one-time tax compliance fees related to filing the final tax return for the Former Corporate Investors associated with the Reorganization Transactions of $160 thousand, and (iii) lien filing expenses related to certain Bank Partner solar loans of $621 thousand.
(3)Represents the incremental tax effect on net income, adjusted for the discontinued charged-off receivables program and transaction and non-recurring expenses, assuming that all consolidated net income was subject to corporate taxation at a full year effective tax rate of 25.39% and 27.93% for the three and nine months ended September 30, 2020, respectively, and effective tax rates of 7.23% and 8.95% for the three and nine months ended September 30, 2019, respectively.

Reconciliation of Adjusted Pro Forma Diluted EPS
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP Diluted EPS	$0.01	$0.23	$0.02	$0.46
Discontinued charged-off receivables program	—	(0.04)	—	(0.14)
Transaction and non-recurring expenses	0.03	—	0.05	0.05
Incremental pro forma tax expense(1)	(0.01)	0.01	(0.01)	—
Adjusted Pro Forma Diluted EPS(2)	$0.03	$0.20	$0.06	$0.37

Weighted average shares of Class A common stock outstanding – diluted	178,057,682	177,054,114	177,536,866	180,330,109

(1)Represents the incremental tax effect on GAAP diluted EPS of the items noted above, and assuming that all consolidated net income was subject to corporate taxation for the periods presented at a full year effective tax rate of 25.39% and 27.93% for the three and nine months ended September 30, 2020, respectively, and effective tax rates of 7.23% and 8.95% for the three and nine months ended September 30, 2019, respectively.
(2)Adjusted Pro Forma Diluted EPS represents Adjusted Pro Forma Net Income divided by GAAP weighted average diluted shares outstanding.